                                                                    EXHIBIT 12.1

                            LUCENT TECHNOLOGIES INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                       FOR THE YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------
                                            1995        1994        1993        1992        1991
                                           -------     -------     -------     -------     -------
Earnings Before Income Taxes.............  $(1,138)    $   784     $   619     $   278     $(1,522)
Less Interest Capitalized during the
  Period.................................       14           7          11           8           7
Less Undistributed Earnings of Less Than
  50% Owned Affiliates...................        2          21          29          --          --
Add Fixed Charges........................      327         338         321         371         402
                                           -------     -------     -------     -------     -------
          Total Earnings(A)..............  $  (827)    $ 1,094     $   900     $   641     $(1,127)
                                           =======     =======     =======     =======     =======
Fixed Charges
  Total Interest Expense Including
     Capitalized Interest................  $   257     $   277     $   254     $   300     $   314
  Interest Portion of Rental Expenses....       70          61          67          71          88
                                           -------     -------     -------     -------     -------
          Total Fixed Charges............  $   327     $   338     $   321     $   371     $   402
                                           =======     =======     =======     =======     =======
Ratio of Earnings to Fixed Charges(A)....       (A)        3.2         2.8         1.7          (A)
                                           =======     =======     =======     =======     =======

---------------
(A) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes, less interest capitalized, less undistributed earnings of less than 50% owned affiliates and plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Earnings were inadequate to cover fixed charges for the year ended December 31, 1995 and 1991 by $1,154 and $1,529, respectively.